Exhibit 21.1

Subsidiaries of the Registrant

Xenith Bank, a Virginia corporation, is a wholly-owned subsidiary of Xenith Bankshares, Inc.

(1)	Gateway Bank Mortgage, Inc, a North Carolina corporation, is a wholly-owned subsidiary of Xenith Bank.